                                                            Ex-99



Contacts:

C-TEC
-----
     Valerie Haertel, Investor Relations --Boston (617) 859-7200, Princeton
     (609) 734-3816 Rubenstein Associates, Peter Rosenthal, Public Relations --
     (212) 843-8030

Boston Edison
-------------
     Mike Monahan, Media -- (617) 424-2460, Evenings (617) 541-7888
     Phil Lembo, Investor Relations -- (617) 424-3414


              Boston Edison and C-TEC's RCN Unit Form Partnership
         To Offer Local Phone, Long Distance, Video and Internet Access


     BOSTON, September 30, 1996 -- Boston Edison Company (NYSE:BSE) and RCN Inc., a subsidiary of C-TEC Corporation (Nasdaq: CTEX) today announced the most comprehensive agreement in the nation between and electric company and a broadband network company to provide one-stop shopping for energy and telecommunications services.

     The two companies have signed an agreement to form a joint venture to provide local and long-distance telephone service, video, high-speed Internet access and eventually energy management and property monitoring services. Starting in Boston, the joint venture partners expect to further expand into surrounding markets.

     Boston Edison Chairman, Thomas J. May said today's announcement marks the first stage of a major shift in direction and a dramatic and innovative strategy for competing in the information age. May said that the partnership will focus on providing consumer services that will constitute a broad array of energy and high technology communications services.

     C-TEC Chairman and CEO, David C. McCourt said his company is pleased to have Boston Edison as a partner because of Edison's large fiber optic network, its focus on innovative technology, its sales and marketing expertise and its reach into 100 percent of the homes and businesses in the market. RCN, which also began providing telephone, Internet and video services in Boston earlier this year, was also attracted by the opportunity to add value to its customers by expanding into other telecommunications and energy monitoring services.


                                     -more-

1st add/C-TEC Corporation and Boston Edison/September 30, 1996


     McCourt said, "Speed to market is critical in this business. Boston Edison has demonstrated to us that it can move quickly and with agility, both of which are essential to success."

     May said, "Our future is in using innovative energy and telecommunications technologies to meet the changing needs of customers. The synergy inherent in these emerging competitive markets will allow us to provide new and existing customers with the broadest array of low-cost, high-value services. We have been exploring our involvement in the telecommunications industry for more than a year and have evaluated many options. RCN's technological leadership and presence in the Boston market made them the ideal choice."

     McCourt said, "This is the most comprehensive agreement so far between a major telecommunications provider and an electric company. This joint venture with Boston Edison combines the resources of two prominent companies to create a truly competitive provider of broadband telecommunications and energy services to one of the most sophisticated technology and telecommunications markets in the world."

     The projected cost of creating the Edison/RCN telecommunications network to a population in excess of 1.6 million in the Greater Boston area is about $300 million. The venture, in the form of an unregulated entity is majority owned and controlled by RCN. RCN is already providing services in Boston and New York City and expects additional rollouts this year. Boston Edison has approximately 200 miles of fiber optic cable currently in place, more than any other electric company in Massachusetts and more than most telecommunications companies.

     "We recognize that we are in the customer service business, and we want to be the best users of technology to deliver new services as they become available," May said. "We live in the Information Age, and technology is dramatically changing the way that services are delivered to customers."

     "Customer expectations are changing rapidly," McCourt said. "The winner in this new marketplace will be the company that sees these changing expectations and creatively employs technology to get to the market first at the least cost with a quality product that customers will buy."

     RCN Inc., through its parent, C-TEC Corporation are providers of integrated voice, video, data and high-speed Internet services. C-TEC Corporation, headquartered in Princeton, N.J., is a diversified, international telecommunications and high-technology company with interests in local and long-distance telephone, cable television, engineering and communications services.

     Boston Edison is an electric energy provider with unregulated subsidiary companies offer direct cooling, electric vehicle technology, and energy management services.